UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	April 18, 2006

Bandag, Incorporated
(Exact name of registrant as specified in its charter)

Iowa	1-7007	42-0802143
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2905 North Highway 61, Muscatine, Iowa 52761-5886
(Address of principal executive offices, including zip code)

(563) 262-1400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        Effective as of April 18, 2006, the Management Continuity and Compensation Committee of the Board of Directors of Bandag, Incorporated (the “Company”) awarded a nonqualified stock option to one of the Company’s eight executive officers and performance units to two of the Company’s eight executive officers under the Bandag, Incorporated 2004 Stock Grant and Awards Plan, as amended.

        An option to purchase a total of 3,600 shares of Class A Common Stock was granted to the executive officer. The option price was $34.875 per share, being the fair market value of a share of Class A Common Stock on April 18, 2006.

        A total of 2,450 performance units, having a target value totaling $85,444 (based on the $34.875 per share value of the Class A Common Stock on April 18, 2006), were granted to the two executive officers. The performance units vest in full as of December 31, 2008 contingent upon achievement of specified performance goals for earnings before taxes and returns on invested capital over the three year period ending December 31, 2008. Depending upon performance, the two executive officers may earn up to a total of 4,900 performance units. Upon vesting of the performance units, fifty percent (50%) of the fair market value of the performance units (namely, the fair market value of the equivalent number of shares of Class A Common Stock) will be made in shares of the Company’s Class A Common Stock (determined as of a date two business days after the public release of the Company’s financial results for the immediately preceding fiscal year) and fifty percent (50%) of the fair market value of the performance units will be paid in cash. Performance units which do not vest based on lack of achievement of the specified performance targets expire on December 31, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANDAG, INCORPORATED
(Registrant)
By: /s/ Warren W. Heidbreder
Warren W. Heidbreder
Vice President, Chief Financial Officer

Date: April 20, 2006

Signature Page